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                                                                     EXHIBIT 4.4


                         FORM OF STOCK OPTION AGREEMENT


                THIS AGREEMENT, dated as of __________________, is made by and between Geneva Steel Holdings Corp., a Delaware corporation (the "Company") and ________________ (the "Optionee").

                WHEREAS, the Optionee has been selected by the Committee to receive a grant of stock options under the Geneva Steel Holdings Corp. Stock Option Plan for Nonemployee Directors (the "Plan").

                NOW, THEREFORE, in consideration of the Optionee's agreement to serve on the Board, the Company and the Optionee agree as follows:

        1. Definitions.

                Any capitalized term not defined herein shall have the meaning set forth in the Plan.

        2. Grant of Option.

                (a) Grant; Grant Date. Subject to the terms and conditions hereof, the Company hereby grants to the Optionee as of _____________ (the "Grant Date") an Option to purchase ________ Shares at an exercise price equal to _____________ (the "Option").

                (b) Adjustments in Option. In the event that the outstanding Shares subject to the Option are changed into or exchanged for a different number or kind of shares or securities of the Company, or of another corporation, by reason of reorganization, merger or other subdivision, consolidation, recapitalization, reclassification, stock split, issuance of warrants, stock dividend or combination of shares or similar event, the Board may make an appropriate and equitable adjustment in the Option so that the Optionee's proportionate interest shall be maintained as before the occurrence of such event, provided that any such adjustment shall be consistent with the provisions of the Optionee's employment agreement, if applicable.

                (c) Form of Option. The Option is intended to be a Nonqualified Stock Option, and not an Incentive Stock Option.

                (d) Term. The Option shall expire on the tenth anniversary of the Grant Date.

                (e) Vesting and Exercisability. The Option shall be fully vested and exercisable as of the Grant Date.

                (f) Exercise. The Optionee may exercise an Option in whole or in part at any time by delivering written notice of such exercise to the Secretary of the Company of the number of Shares as to which the Option is being exercised, and enclosing full payment for the Shares with respect to which the Option is being exercised. Such payment shall be in cash or by check, by the



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delivery of Shares previously owned by the Optionee, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the aggregate purchase price of the Shares with respect to which the Option is being exercised, or, at a time when the Company is publicly traded, pursuant to a "cashless exercise," or any combination of the foregoing approved by the Committee, in its sole discretion. Partial exercise shall be for whole Shares only and shall not be for less than one hundred (100) Shares unless the number of Shares purchased constitutes the total number of Shares then remaining subject to the Option or the Committee permits such smaller exercise in its sole discretion.

                (g) Exercise Following Termination of Service as a Director. If the Optionee dies while a member of the Board or thereafter or incurs a Disability, he or his personal representative or beneficiary (as appropriate) shall be entitled to execute the Option for the remainder of the Option Term.

                (h) Nontransferability. The Option shall not be transferable other than by will or the laws of descent and distribution or to a Permitted Transferee (as defined below), and no transfer so effected shall be effective to bind the Company unless the Company has been furnished with written notice thereof and a copy of the will and/or such other evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of the Option, provided, however, that, in the discretion of the Committee, Options may be transferred pursuant to a Qualified Domestic Relations Order (within the meaning of the Internal Revenue Code of 1986). A Permitted Transferee shall be (A) any revocable trust created for the benefit of an Optionee during the lifetime of the Optionee under which the Optionee has voting or dispositive control over the assets of such trust; (B) any irrevocable trust created for the benefit of the Optionee and/or the Optionee's spouse or descendant (including adopted children or stepchildren) of which the Optionee is a trustee having voting or dispositive control; (C) a custodianship for the benefit of a minor who is a descendant of the Optionee (including adopted children or stepchildren) to which any transfer is made pursuant to and which is valid under the Uniform Transfer to Minors Act, the Uniform Gift to Minors Act or a substantially similar act, and of which the Optionee is a custodian having voting or dispositive control over the assets held pursuant to such custodianship; (D) any partnership, limited liability company, or similar entity all of the ownership interests in which are held by the Optionee and/or any person referred to in clauses (A) to (C) above and which is controlled by the Optionee; and (E) any corporation (including any direct or indirect subsidiary of such corporation) which is wholly-owned directly or indirectly by the Optionee or by the Optionee and any one or more persons referred to in clauses (A) to (D) above and which is controlled by the Optionee. For purposes of the preceding sentence, "control" means the power to direct the management and policies of a person or entity, directly or indirectly, whether through the ownership of voting securities or other beneficial interest, or by contract or otherwise.



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                (i) Conditions to Issuance of Stock Certificates.

                        (1) The Shares deliverable upon the exercise of the
                Option, or any portion thereof, may be either previously authorized but unissued Shares or issued Shares which have been reacquired by the Company. Such Shares shall be fully paid and non-assessable. The stock certificates evidencing the Shares shall bear such legends restricting transferability as the Committee deems necessary or advisable.

                        (2) The Company shall not be required to issue or
                deliver any certificate or certificates for Shares deliverable upon any exercise of the Option prior to fulfillment of all of the following conditions:

                                (A) The completion of any registration or other
                        qualification of such Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, or the obtaining of approval or other clearance from any state or federal governmental agency which the Board shall, in its sole discretion, deem necessary or advisable.

                                (B) If, in its sole discretion, the Board deems
                        it necessary or advisable, the execution by the Employee of a written representation and agreement, in a form satisfactory to the Board, in which the Optionee represents that the Shares acquired by him upon exercise are being acquired for investment and not with a view to distribution thereof.

                (j) Rights as Stockholder. The Optionee shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any Shares purchasable upon the exercise of the Option unless and until certificates representing such Shares have been issued by the Company.

        3. Miscellaneous.

                (a) Administration. The Committee shall administer the Plan and shall have the power to interpret the Plan and this Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Optionee, the Company, and all other interested persons.

                (b) Withholding of Taxes. No later than the date as of which an amount first becomes includible in the gross income of the Optionee for federal income tax purposes with respect to the grant of the Option under this Agreement, the Optionee shall pay to the Company, or the Optionee (or his Designated Beneficiary) shall make arrangements satisfactory to the Company regarding the payment of, any federal, state, or local taxes of any kind required by law or the



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Company to be withheld with respect to such amount. The obligations of the
Company under this Agreement shall be conditioned on such payment or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Optionee.

                (c) No Right to Continued Board Status. Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue as a member of the Board.

                (d) Entire Agreement; Amendment. This Agreement, and the Plan, constitute the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings between the parties with respect to such subject matter. Any term or provision of this Agreement may be waived at any time by the party which is entitled to the benefits thereof, and any term or provision of this Agreement may be amended or supplemented at any time by the mutual consent of the parties hereto, except that any waiver of any term or condition, or any amendment, of this Agreement must be in writing.

                (e) Governing Law. The laws of the State of New York shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflict of laws.

                (f) Successors. This Agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties.

                (g) Notices. All notices or other communications made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:

                   To the Optionee:

                   --------------------

                   --------------------

                   --------------------

                   To the Company:
                   Geneva Steel Holdings Corp.
                   10 South Geneva Road
                   Vineyard, Utah 84058
                   Attention:



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                   Copy to:
                   Kaye Scholer, LLP
                   425 Park Avenue
                   New York, New York 10022
                   Attention: Emanuel Cherney, Esq.

                (h) Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                (i) Conflict with the Plan. In the event of any conflict or inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall control.

                (j) Titles; Construction. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Agreement. The masculine pronoun shall include the feminine and neuter and the singular shall include the plural, when the context so indicates.

                IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                       Geneva Steel Holdings Corp.


                                       By
                                           -------------------------------------
                                           Name:
                                           Title:


                                       OPTIONEE

                                       -----------------------------------------



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